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                                                                     Exhibit 3.1

                              AMENDED AND RESTATED
                          ARTICLES OF INCORPORATION OF
                   FIRST COMMUNITY BANK CORPORATION OF AMERICA

         In compliance with the requirements of Sections 607.1001, 607.1003,
607.1006 and 607.1007, Florida Statutes, the Articles of Incorporation of First Community Bank Corporation of America are hereby amended and restated as follows to remove those two classes of stock of which no shares are outstanding, to increase the number of shares of capital stock, and to rename the single remaining class of stock, Class B Common Stock, to "Common Stock" to avoid confusion. At a duly called meeting on March 17, 2003, the Board of Directors proposed and approved these amendments and restatement. These amendments and restatement were subsequently adopted by a sufficient number of votes of the single class of stockholders pursuant to a Writing in Lieu of a Special Meeting held on March 17, 2003.

                                    ARTICLE I
                                      NAME

         The name of this Corporation is First Community Bank Corporation of America.

                                   ARTICLE II
                                     PURPOSE

         The Corporation may engage in any activity or business permitted under the laws of the United States and of the State of Florida.

                                   ARTICLE III
                                  COMMON STOCK

         There shall be one class of Common Stock consisting of 5,000,000 authorized shares. The par value shall be $0.10 per share. Each share of Common Stock shall have the same relative rights and be identical in all respects with every other share of Common Stock. The holders of Common Stock are entitled to elect the members of the Board of Directors of the Corporation and such holders are entitled to vote as a class on all matters required or permitted to be submitted to the shareholders of the Corporation. Each holder of Common Stock is entitled to one vote per share. No holder of any class of stock of the Corporation has preemptive rights with respect to the issuance of shares of that or any other class of stock and the Common Stock is not entitled to cumulative voting rights with respect to the election of directors. All shares of Class B Common Stock outstanding as of the date of this amendment shall be renamed and henceforth shall be designated as "Common Stock". Nothing in this amendment is intended to amend or alter the existing rights of Class B Common Stock holders.

                                   ARTICLE IV
                                    DURATION

         This Corporation shall exist perpetually.

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                                    ARTICLE V
                      PRINCIPAL OFFICE AND REGISTERED AGENT

         The principal office of the Corporation shall be located at 9001 Belcher Road, Pinellas Park, Pinellas County, Florida 33782.

         The name and street address of the registered agent of the Corporation in the State of Florida is Kenneth P. Cherven, 9001 Belcher Road, Pinellas Park, Pinellas County, Florida 33782. The Board of Directors may, from time to time, appoint a substitute registered agent and move the registered office or the principal office, or both, to any other address in the State of Florida.

                                   ARTICLE VI
                           INITIAL BOARD OF DIRECTORS

         This Corporation shall have one (1) or more directors(s) as provided by the By-Laws. Initially, this Corporation shall have five (5) directors, the names of whom are as follows:

                NAME                                  ADDRESS
                ----                                  -------

         Robert M. Menke              360 Central Avenue, St. Petersburg, FL

         David K. Meehan              360 Central Avenue, St. Petersburg, FL

         Edwin C. Hussemann           360 Central Avenue, St. Petersburg, FL

         G. Kristin Delano            360 Central Avenue, St. Petersburg, FL

         J. Wayne Mixson              360 Central Avenue, St. Petersburg, FL

                                   ARTICLE VII
                                    OFFICERS

         The names and addresses of the officers of this Corporation are as follows:

                   NAME AND OFFICE                           ADDRESS

         Robert M. Menke           Chairman          360 Central Avenue
                                                     St. Petersburg, FL

         David K. Meehan           President         360 Central Avenue
                                                     St. Petersburg, FL

         Edwin C. Hussemann        Treasurer         360 Central Avenue
                                                     St. Petersburg, FL

         G. Kristin Delano         Secretary         360 Central Avenue
                                                     St. Petersburg, FL

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                                  ARTICLE VIII
                       COMMENCEMENT OF CORPORATE EXISTENCE

         The existence of this Corporation shall commence upon filing with the Secretary of State's office.

                                   ARTICLE IX
                                 INDEMNIFICATION

         The Corporation shall indemnify all directors and officers, whether or not then in office, who are or become a party, or are threatened to be made a party, to any threatened, pending or completed action, suit or proceedings, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director or officer, or is or was serving at the request of the Corporation as an officer or director, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, including any appeal thereof, provided, however, that there shall be no indemnification against gross negligence or willful misconduct.

                                    ARTICLE X
                                     BY-LAWS

         The initial By-Laws shall be adopted by the Board of Directors. The power to alter, amend or repeal the By-Laws or adopt new By-Laws is vested in the Board of Directors, subject to repeal or change by action of the shareholders.

                                   ARTICLE XI
                                    AMENDMENT

         The right to amend or repeal any provision contained in these Articles of Incorporation, or any amendment hereto, is reserved to the Board of Directors, and any right conferred upon the shareholders, is subject to this reservation.

                                   ARTICLE XII
                                  INCORPORATORS

         The names and addresses of the incorporators of this Corporation are:

                NAME                                    ADDRESS
                ----                                    -------

         G. Kristin Delano              360 Central Avenue, St. Petersburg, FL

         IN WITNESS of the foregoing, the undersigned has executed these Amended and Restated Articles of Incorporation this 17th day of March, 2003.

                                     /s/ Kenneth P. Cherven
                                     ------------------------------------
                                     Kenneth P. Cherven, Chief Executive Officer

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STATE OF FLORIDA    )
                    ) ss.
COUNTY OF PINELLAS  )

         The foregoing instrument was acknowledged before me this 17th day of March, 2003, by Kenneth P. Cherven who is personally known to me or who has produced ________________ as identification and who did/did not take an oath.

(Seal)
                                       /s/ Kay M. MacAleer
                                       -----------------------------------------
                                       Notary Public - State of Florida at Large

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